Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
October 6, 2015		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

ATN to Acquire Controlling Interest in KeyTech Bermuda

•                  Combination adds Wireline Voice, Broadband, and Video Services to ATN’s existing Mobile Service in Bermuda

•                  Transaction Expected to be Accretive Beginning in the First Full Quarter after Closing

Beverly, MA (October 6, 2015) — ATN (NASDAQ: ATNI) announced today that it has entered into an agreement with KeyTech Limited (BSX: KEY.BH) to acquire a controlling interest in KeyTech as part of a proposed business combination of KeyTech with Bermuda Digital Communications Limited. The proposed transaction will combine Bermuda Digital Communications, a leading mobile provider in Bermuda doing business under the “CellOne” name, with KeyTech, a Bermuda company that provides voice, broadband, and cable television services under the “Logic” name in Bermuda and the Cayman Islands.  ATN and KeyTech together currently own approximately 85% of CellOne. As part of the proposed transaction, ATN will contribute its current ownership interest of approximately 43% in CellOne and approximately $42 million in cash in exchange for a 51% stake in KeyTech. Following the contribution, CellOne will be merged with and into a company within the KeyTech group and the approximate 15% interest in CellOne held, in the aggregate, by the minority shareholders will be converted into the right to receive, in the aggregate, approximately 8.9% of the common shares in KeyTech.  A portion of the cash proceeds that KeyTech will receive upon closing will be used to fund a one-time special dividend to KeyTech’s existing shareholders and to retire KeyTech’s subordinated debt. ATN expects the proposed transaction to be accretive to its net income beginning in the first full quarter following closing.

The combined business will offer a compelling suite of telecom and video services that will provide a superior customer experience to residential and commercial subscribers. Additionally, the proposed transaction will serve as an entry point for ATN to the growing Cayman Islands market, where it will be offering a similar array of services.

“This transaction is consistent with our strategy of building out our services in key geographies where we see the opportunity to create long term value,” said Michael Prior, ATN’s Chief Executive Officer. “We were the primary investors behind the local Bermudian launch of independent wireless operations in Bermuda in 1998 and merged them with KeyTech’s wireless business in 2011, creating a very successful, locally-run company known for its commitment to customer satisfaction and technology leadership. The combined business will have the resources to continue to support investments to extend and upgrade the communications infrastructure of Bermuda and the Cayman Islands. Efficiencies gained through our four year partnership with KeyTech in Bermuda have enabled us to offer best in class mobile services and competitive pricing. In bringing together these two businesses, we expect to gain additional efficiencies by leveraging our performance in the wireless market with KeyTech’s local wireline expertise.”

ATN currently consolidates the operations of CellOne and, upon closing of the proposed transaction, will consolidate the results of the combined business in its financial statements. The KeyTech operations are currently expected to contribute incremental annual revenue of between $80-90 million. Following the transaction, KeyTech is expected to have approximately $37 million of remaining debt that will be consolidated on ATN’s balance sheet.

As recent KeyTech financial results include consolidation and restructuring initiatives undertaken over the last year, ATN does not believe such results are representative of future financial performance. ATN expects to provide additional information with respect to the accretive impact of the proposed transaction on ATN’s operating margins and future consolidated operating results at the time that it reports its third quarter 2015 results.

“This marks the second transaction that we have announced this month, illustrating the potential to consolidate and strengthen our position in existing markets and to provide customers with a single connectivity solution for mobile and fixed telecom and media services,” said Michael Prior.

The proposed transaction is subject to customary closing terms and conditions, including, among others, the affirmative vote by KeyTech’s shareholders, the receipt of approval from the Bermuda Regulatory Authority, the Federal Communications Commission, and the Information and Communications Technology Authority of the Cayman Islands and the consent of the Bermuda Stock Exchange to certain transaction matters. ATN currently expects to complete the proposed transaction in the first quarter of 2016.

BofA Merrill Lynch served as financial advisor to ATN, and Wakefield Quin Limited and Cleary Gottlieb Steen & Hamilton LLP are acting as legal counsel.

About ATN

Atlantic Tele-Network, Inc. (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in select locations in the United States. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (i) our ability to receive the requisite regulatory consents and approvals to consummate the transaction; (ii) the satisfaction of the other conditions to completion of the transaction; (iii) the performance of the acquired business; (iv) our ability to operate in a new industry; (v) our ability to integrate the new business into our current operations; (vi) increased competition; (vii) changes in laws and government regulations affecting the acquired business; and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 16, 2015 and the other reports we file from time to time with the SEC. The information set forth in this news release speaks only as of the date hereof, and ATN disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.